Exhibit 5.1

KPMG LLP

600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec)  H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

Consent of Independent Auditors

The Board of Directors

TFI International Inc.:

We, KPMG LLP, consent to the use of our report dated February 10, 2020, on the consolidated financial statements of TFI International Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2019 and December 31, 2018, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the notes including a summary of significant accounting policies, which is incorporated by reference and appears in this registration statement and accompanying prospectus and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

Our report refers to a change in the Company’s account policy for leases as of January 1, 2019, due to the adoption of IFRS 16, Leases. Our opinion is not modified in respect of this matter.

/s/ KPMG LLP*

August 11, 2020

Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A123145

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.